Capital Southwest Corporation Completes Sale of Lifemark Group to NorthStar Memorial Group for $84.7 Million

DALLAS – June 10, 2010 – Capital Southwest Corporation (NASDAQ: CSWC), a provider of long-term equity capital, has completed its transaction with NorthStar Memorial Group, LLC. NorthStar has acquired 100% of the outstanding common stock of Capital Southwest’s wholly-owned portfolio company, Lifemark Group, for $84.7 million in cash.

Pursuant to terms of the Stock Purchase Agreement signed April 29, 2010, the $84.7 million purchase price will be reduced by the amount of Lifemark’s outstanding indebtedness on the closing date, along with costs and expenses associated with the distribution of certain assets.  Additionally, the purchase price is subject to customary adjustments based on the amount of Lifemark’s net assets at the time the sale is completed.  As a result, Capital Southwest estimates that $46.2 million of the proceeds will remain and be retained by the company for future investment and $24.4 million will be paid in long-term capital gains tax credit on behalf of its shareholders.  Based on an individual tax rate of 15%, it is estimated individual shareholders will receive a net tax credit of $3.73 per share at 12/31/2010 from this transaction.

“Lifemark, a holding of ours for over 40 years, serves as an example of our ability to invest over the long haul enabling companies to grow through business cycles,” stated Gary Martin, chairman and president of Capital Southwest. “The proceeds from this transaction will allow Capital Southwest to continue its focus on deploying capital in growth equity investments, as well as accelerating growth in our wholly owned portfolio companies through acquisitions.”

Raymond James served as financial advisors to Lifemark and Locke Lord Bissell & Liddell served as Lifemark’s legal counsel in this transaction.

Lifemark Group, based in Hayward, California, owns and operates cemeteries, funeral homes, mausoleums and mortuaries. Its operations, all of which are in California, include properties in San Mateo, Oakland, Hayward and Sacramento.

About Capital Southwest Corporation
Capital Southwest is a Dallas-based investment company that provides patient equity capital to exceptional businesses. As a public company (Nasdaq: CSWC), Capital Southwest has the flexibility to hold investments indefinitely, which has provided its managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company’s website at www.capitalsouthwest.com.

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About NorthStar Memorial Group LLC
NorthStar Memorial Group is a privately held funeral and memorialization company founded by like-minded professionals who believe that passion, accountability, courage and trust are the keys to building a successful, exemplary company. More information is available at www.northstarmemorial.com.

Forward Looking Statements
This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. The Company does not assume any obligation to update these forward-looking statements.

Company Contact:
Gary L. Martin or Tracy L. Morris
972-233-8242

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